Exhibit 99.1

For Immediate Release

Medical Laser Veteran George R. Marcellino, Ph.D. Appointed to IRIDEX Board of Directors

Mountain View, Calif., December 31, 2014 — IRIDEX Corporation (NASDAQ:IRIX) announced today that it has appointed ophthalmology and medical laser executive George R. Marcellino, Ph.D., to its Board of Directors, effective immediately. Dr. Marcellino is a co-founder of Sunnyvale, CA-based OptiMedica Corporation, and he fills the seat vacated by James B. Hawkins, who is rotating off the Board after 7 years of service to the IRIDEX shareholders.

Will Moore, IRIDEX President and CEO, said, “We couldn’t be more pleased that George Marcellino is joining the Board of Directors at such an exciting time at IRIDEX. His technical and executive resumes are equally impressive and his insights into our key markets – particularly glaucoma – will be invaluable in the coming year and beyond.”

Since the inception of OptiMedica in 2004 through its merger with Abbott Medical Optics in 2013, Dr. Marcellino has held diverse executive positions including vice president of marketing and chief financial officer. He currently serves as vice president of clinical sciences and global advocacy. Prior to OptiMedica, from 1988 to 2003, Dr. Marcellino held senior research, sales and marketing roles at Santa Clara, CA-based Coherent, Inc, and its subsequent embodiment Lumenis, Ltd. His prior medical and laser experience includes management and director level roles at Laserscope, Inc., Cooper Laseronics, Inc. and Oximetrix – all located in the San Francisco Bay area.

Moore continued, “I would like to thank Jim Hawkins for his service to IRIDEX and its shareholders during his tenure on the Board. His guidance in areas of strategy and keen attention to matters of corporate governance has been a great value to the management team and the entire organization.”

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the markets in which the Company operates, trends in treatment and product usage, product plans and future product releases, and the Company’s strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013, which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
CFO & COO	Pure Communications, Inc.
650-940-4700	949-370-8500
matt@purecommunicationsinc.com